Exhibit 99.1

USPh

U.S. PhYSICAL THERAPY, INC.

2013 Shareholder Letter

Dear U.S. Physical Therapy Shareholder:

The past year has been filled with challenges as well as continued significant progress for USPH. As we began 2013, our outlook was decidedly positive. We had produced seven consecutive years of solid earnings growth despite having gone through a very difficult economic period. At the start of year, we had high expectations and plans to produce similar strong results. Part of our expectation was framed on the foundation that we have been laying with respect to our development programs. Part was also based upon CMS providing positive guidance on reimbursement. CMS’s reimbursement guidance made sense based on the physical therapy industry’s efficiency and cost-effectiveness in returning patients to function. Our Company’s average length of stay is right around 11 visits, at which time we are discharging our patients back to the activities that are so important in their lives. In my mind, that “efficiency” should be part of the definition of “affordable care”. Sometimes things work out as planned and sometimes the government steps in to provide their version of a “solution”. That happened just two weeks into the start of 2013.

Continued partisanship in Washington made its way into the budget fray and ended up creating an easy, albeit not-too-sensible, reduction in spending which impacted our industry in what we refer to as “MPPR” or Multiple Procedure Payment Reduction. The MPPR reduction was both unnecessary and unexpected. That reduction, coupled with the “sequester” spending reduction, became effective in April of 2013 and impacted our Company by an estimated twenty two cent reduction in earnings per share in the last three quarters of 2013. That was a strong headwind to overcome on a short runway. I am very proud of our entire team, all across the country, for pulling together and making the necessary adjustments, while working hard every day to assure outstanding care to our patients. We safely got our plane off the ground, in spite of the short runway, and made sure that the year-long trip was a pleasant one for our shareholders, in spite of the drag on earnings from this industry-wide, governmental action.

Looking back, our team rallied through these challenges. We regrouped and we made a lot of progress as the year unfolded, despite the significance of the impact to our earnings. We reduced our costs in existing facilities by several million dollars. We worked to grow our business internally which allowed us to finish 2013 with same store volume growth of 4% for the fourth quarter and 1.5% for the year.

Additionally, we produced one of the biggest acquisition and de novo development years in our Company’s history. I am very proud of our team for staying focused and executing despite the difficult circumstances we faced.

Objectively, we produced very positive results for our shareholders as we executed on our strategy. In a recent Institutional Shareholder Services (“ISS”) publication, ISS reported that our total shareholder return for 2013 was 29.8% and that USPH had produced a three year mean return of over 23%. At the end of the day, I look at 2013 as a year when, despite considerable challenges, we were able to create significant shareholder value AND work to position the Company for future success.

As mentioned, part of that positioning took the form of an excellent year for development activity. In fact, by year’s end, we had spent approximately $50,000,000 on acquisitions. More importantly, we picked up additional partners who are outstanding people and who have a strong passion and belief in this industry and in us as a company. We are very happy to have them join our strong family of partnerships built carefully over these past 25 years. In addition to our new acquisitions, our existing partners worked to continue to grow our partnerships with solid organic development through satellite and tuck-in expansion efforts. We expect that the current environment will continue to favor larger, well-resourced providers and will result in future consolidation in the physical therapy sector for years to come.

Our Fit2WRK program continued building on several years’ success with steady progress in expanding USPH’s position in the workers compensation and industrial marketplace. Companies like Lennox, Ward Trucking, Grainger, Trane, Utz, General Mills and many other household names are turning to our proprietary, cost saving approach to help address many of the issues faced by large industrial employers today. With the addition of our newest partnership in Kansas City, where we have additional significant workers compensation expertise, we expect to continue on a strong growth trajectory for this needed, industry-focused program.

As our team worked hard to position our Company and to respond to the rapidly changing healthcare environment, we made some very good things happen. There were a couple of areas where we needed to make some additional adjustments, however, we fell a little short of our goals. One of the areas where we made significant, albeit incomplete, progress was in the area of clinic efficiencies and cost structure. For facilities open or acquired prior to 2012, we were able to make cost reductions of approximately $3.8 million. Our stated goal at the start of the year was a little more than $4 million, which we weren’t quite able to achieve. We have a capable team, however, and we don’t like to fall short, so there has been diligent work and progress in this area as we begin 2014.

Additionally, we made the decision to sell our physician services business in order to focus exclusively on our core physical therapy business. As a result of this sale, you will note reconciling schedules for continued and discontinued operations in our Company’s financials.

For those of you who have been following the Company for a while, we expect this year to be a continuation of our key focus areas from prior years: attract owner-operators who want to be part of a company that will treat them well while providing significant resources for growth and development; we will further address our cost and efficiency opportunity; our partnerships will remain focused on creating density in existing markets through organic expansion and selective tuck-in opportunities; we will continue to work hard to effectively deploy capital to enhance shareholder value; we will work diligently across our many partnerships to deliver an excellent clinical experience for our patients, families, physicians and industrial clients; and we will always attempt to transparently convey our challenges and opportunities to the investment community.

On behalf of our many partners and employees, as well as our entire management team, we thank you for your interest and belief in our Company over the years. We remain excited about the opportunities before us as we work hard to position the Company for continued growth.

Sincerely,

Chris Reading, PT

President and CEO